Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Virco Mfg. Corporation 2019 Omnibus Equity Incentive Plan of our report dated April 27, 2018, except for the adoption of Accounting Standards Update 2017-07 in Note 2, as to which the date is May 1, 2019, with respect to the consolidated financial statements and schedule of Virco Mfg. Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
June 20, 2019